Exhibit 10.1

PURCHASE AND SALE AGREEMENT
[Franklin Crossing Shopping Center, Franklin Lakes, New Jersey]

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 8th day of April, 2026 (the “Effective Date”), between FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC., a Maryland corporation (the “Seller”), and REGENCY CENTERS ACQUISITION, LLC, a Florida limited liability company (“Buyer”).

Background

Seller owns certain real property known as "Franklin Crossing" shopping center located at 814-860 Franklin Avenue, in the Borough of Franklin Lakes, County of Bergen, State of New Jersey, which real property is more particularly described in Exhibit 1.22 attached hereto (the “Real Property”);

Seller wishes to sell its interest in the Property, as defined herein, and Buyer desires to purchase such interest in the Property from Seller, on the terms and conditions set forth below; and

In consideration of the mutual agreements herein, and other good and valuable consideration, including the sum of One Hundred Dollars ($100.00) paid to Seller by Buyer, the receipt of which is hereby acknowledged, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property, subject to the following terms and conditions:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1       Agreement means this Purchase and Sale Agreement, which shall supersede all prior agreements and understandings between Buyer and Seller concerning the sale and purchase of the Property.

1.2       Closing means generally the execution and delivery of those documents and funds necessary to effect the sale of the Property by Seller to Buyer.

1.3       Closing Date means the date on which the Closing occurs.

1.4       Contracts means all service or maintenance contracts or management agreements to which Seller is a party, relating to or affecting the Property, all as listed on Exhibit 1.4 attached hereto.

1.5       Earnest Money Deposit means the deposits delivered by Buyer to Escrow Agent prior to the Closing under Section 2.2 of this Agreement, together with the earnings thereon, if any.

1.6       Effective Date means the business day that the last of the Buyer and Seller has executed this Agreement and circulated an electronic version of the signed Agreement to the other party, as inserted above.

1.7       Environmental Law means any federal, state, or local environmental law, ordinance, rule or regulation applicable to the Property and relating to Hazardous Materials, including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing.

1.8       Escrow Agent means First American Title Insurance Company.

1.9       Hazardous Material means any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” or “hazardous material” by any Environmental Law.

1.10       Improvements means all buildings, fixtures, structures or other improvements presently situated on the Real Property.

1.11       Inspection Period means the period of time which begins on the Effective Date and ends on the thirtieth (30th) day after the Effective Date.

1.12       Intangible Property means, collectively, (i) the Permits, and (ii) all right, title and interest of Seller, if any, in all existing surveys, construction drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications), the common names of the Property; and any marketing materials, tradenames, trademarks, websites or other similar intellectual property related solely to the marketing of the Property.

1.13       Leases means all leases and other occupancy agreements permitting persons to lease or occupy all or any portion of the Property, including any lease entered into by Seller prior to Closing that was previously approved by Buyer.

1.14       Major Tenant shall mean “The Stop & Shop Supermarket Company LLC”.

1.15       Mandatory Cure Items shall mean (i) all mortgages, deeds of trust, and related UCC filings and assignments of leases and rents, all tax liens and mechanics’ and materialmen’s liens and any liens or judgments affecting the Property arising through Seller, (ii) other voluntary monetary liens, judgments entered against any Property (and not caused by Buyer) or other encumbrances that may be removed or cured by the payment of an ascertainable sum, and (iii) any exception to title that Seller has specifically agreed in writing to cure pursuant to the terms of Section 8.

1.16       Permits means, collectively, use, occupancy, building and operating permits, licenses and approvals relating to the Premises or any part thereof.

1.17       Permitted Exceptions means (i) the standard exceptions and provisions contained in the form of owner’s title policy employed by the Title Company which are unable to be removed by standard Seller affidavits and indemnities, (ii) any matters that are waived or deemed waived by Buyer or arise by reason of the actions of Buyer or its agents, and (iii) those exceptions or matters indicated on the Title Insurance Commitment or Survey to which Buyer does not object to or waived pursuant to Article 8 Permitted Exceptions shall not include any “Mandatory Cure Items”.

1.18       Premises means, collectively, the Real Property and Improvements.

1.19       Property means, collectively, the Real Property, the Improvements, the Leases, and the Intangible Property. For the avoidance of doubt, no personal property shall be included as a part of the Property, nor shall any personal property be conveyed as part of the transaction contemplated herein.

1.20       Purchase Price means the consideration agreed to be paid by Buyer to Seller for the purchase of the Property as set forth in Section 2.1 (subject to prorations and adjustments as provided herein).

1.21       Real Property means the land more particularly described on Exhibit 1.22, together with all easements, licenses, privileges, rights of way and other appurtenances pertaining to or accruing to the benefit of such lands.

1.22       Rent Roll means the rent roll attached as Exhibit 1.23 of this Agreement.

1.23       Seller Financial Statements means the unaudited statements of income and cash flow prepared by Seller for the Property, as of and for the last two (2) calendar years, and monthly reports of income and expense for the Property for the last fiscal year of Seller.

1.24       Title Company means First American Title Insurance Company.

1.25       Title Insurance means an ALTA Form B owners policy of title insurance (or comparable owners form) in the amount of the Purchase Price insuring marketable fee simple title in Buyer, subject only to the Permitted Exceptions, issued by the Title Company, together with any endorsements.

1.26       Title Insurance Commitment means a preliminary title report whereby the Title Company agrees to issue the Title Insurance to Buyer, together with copies of all instruments which are exceptions noted therein or conditions to be satisfied.

2. PURCHASE PRICE AND PAYMENT

2.1       Purchase Price; Payment. The total Purchase Price for the Property (subject to adjustment as provided herein) shall be Twenty-Seven Million and 00/100 Dollars ($27,000,000.00).

2.2       Earnest Money Deposit. An earnest money deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the "Initial Deposit") shall be deposited with Escrow Agent by Buyer within three (3) business days of the Effective Date. An additional earnest money deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Second Deposit”; the Initial Deposit and the Second Deposit shall collectively be referred to as the “Earnest Money Deposit”) shall be deposited by Buyer with Escrow Agent within three (3) business days after the conclusion of the Inspection Period unless this Agreement is terminated in accordance with Section 3.3 hereof. All deposits made as earnest money, together with the earnings thereon, shall be deemed included within the meaning of the term Earnest Money Deposit for all purposes. The Earnest Money Deposit shall be held as specifically provided in this Agreement and shall be applied to the Purchase Price at Closing.

2.3       Prorations. The following items shall be apportioned as of 11:59 PM of the day immediately preceding the Closing Date as though Buyer held title to the Property during the Closing Date: (i) base rents, additional rents, percentage rents and all other sums and credits due or payable under the Leases for the month (or, with respect to additional rents, percentage rents and other sums, the applicable period relating thereto) in which the Closing Date occurs shall be apportioned to the extent collected under the Leases, subject to Section 2.4(a), (ii) real estate taxes and personal property taxes (if any), on the basis of the fiscal year for which the same are levied, imposed or assessed, subject to Section 2.4(b), (iii) fees and charges under the Contracts that are being assigned to and assumed by Buyer at the Closing, on the basis of the periods to which such Contracts relate, and (iv) charges for water, sewer rents, electricity, steam, and gas, which are not metered or otherwise charged directly to Tenants (as defined in Section 4.6) by the provider; provided that if the consumption of any of such utilities is measured by meters, the Seller on the Closing Date shall furnish a current reading of each meter; and provided further, that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefor shall be adjusted on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. The parties shall use commercially reasonable efforts to jointly prepare a schedule of prorations not less than three (3) Business Days prior to Closing.

2.4       Lease Obligations. (a) If any additional rents, percentage rents or other sums under the Leases (including expense reimbursement payments) (collectively, the “Lease Obligations”) are payable or accruable under the Leases on the basis of estimates or formulae and are subject to adjustment after the Closing Date, such rents shall be apportioned on the Closing Date on the basis of the sums actually paid by the Tenants under the Leases to Seller on account of such rents and/or expenses prior to the Closing Date, and will be subject to reapportionment on the basis of the rents and expenses as finally determined to be owing after they are collected under the Leases. If Leases contain Lease Obligations payable by Tenants which have accrued as of the Closing Date but are not then due and payable, the amount of such

Lease Obligations shall not be prorated as of the Closing Date but shall be allocated and paid as hereinafter provided.  No later than three (3) Business Days before Closing, Seller shall deliver to Buyer its good faith calculation of the Lease Obligations accrued and collections received for the period prior to the Closing Date (the “Pre-Closing Reconciliation”) and provide such Pre-Closing Reconciliation to Buyer, including but not limited to an estimated reconciliation of charges for Seller’s period of ownership in 2026, together with supporting documentation. All prorations and reconciliations shall be subject to Buyer’s review and approval. Any overpayments shown on the Pre-Closing Reconciliation shall be credited to Buyer at Closing. Any underpayments shall be remitted to Seller as and when collected by Buyer as hereinafter provided. In the event the 2026 reconciliations shall not have been finalized as of Closing, Buyer shall continue to be responsible for the preparation thereof in accordance with the Leases by not later than March 31, 2027, and any additional underpayments or overpayments determined based on such final reconciliation shall then be reconciled between Seller and Buyer as hereinabove and hereinafter provided. All amounts collected by Buyer or Seller from Tenants after the Closing Date will be applied pursuant to Section 2.4(b); provided, however, all amounts under the Leases received from Tenants within thirty (30) days following the Closing shall be remitted to Seller and then shall be applied first to the calendar month in which Closing occurs, then to any Arrears (as defined below), and then as otherwise set forth in Section 2.4(b).  Either party may inspect, during normal business hours and upon reasonable prior written notice, the other’s records related to the Property to confirm the calculations contemplated hereby. If the Closing shall occur before the real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount when determined.

(b)       Any rents or other Lease Obligations (except for percentage rents, which shall be prorated as of the Closing Date) collected by the Seller or Buyer after the Closing Date shall be applied first to the calendar month in which they are collected, then to the rentals due and payable for the calendar month (or, with respect to additional rents, and other sums, the applicable period relating thereto) in which the Closing occurs, if unpaid, then to any months (or other applicable periods if past due) subsequent to the month (or other applicable period if past due) in which the Closing occurs, and then to any rents or other Lease Obligations past due for the calendar months (or other applicable periods) preceding the calendar month (or other applicable period) in which the Closing occurs (the “Arrears”). Any rents or other Lease Obligations collected by Buyer that are to be applied to the Arrears pursuant to the preceding sentence shall be held by the Buyer for the account of the Seller, and, after deducting therefrom all reasonable third-party expenses incurred in connection with the collection thereof, the Buyer shall remit the same to the Seller. For a period of twelve (12) months after the Closing Date, Buyer shall make good faith efforts to collect any Arrears from the Tenants; provided, however, Buyer will not be required to institute any proceeding to collect any such Arrears. Seller shall not be entitled to bring any actions or proceedings to collect any Arrears from Tenants or to otherwise attempt to collect any Arrears from Tenants; provided, however, (i) Seller may continue with any actions or proceedings initiated prior to the expiration of the Inspection Period, and (ii) Seller may bring actions or proceedings or otherwise pursue the collection of any Arrears from any Tenant that is not currently leasing space in the Premises. Buyer shall not waive any amounts owing with respect to Arrears owing for the period prior to the Closing nor modify any Lease so as to reduce any base rents or charges owed under such Lease for the period prior to the Closing without first obtaining Seller’s prior written consent.

2.5       Other Prorations. All assessments (other than real estate taxes) imposed by any governmental agency for improvements to benefit the Property (“Assessments”) that are completed or imposed before the Effective Date shall be paid by Seller to the extent allocable to the period prior to Closing. All other Assessments shall be paid by Buyer.

2.6       Further Adjustments. In addition, if any obvious error in either the calculations or amount of final figures used in any closing adjustment is discovered after Closing, Buyer and Seller agree to correct such error promptly upon notice from the other party and to use commercially reasonable efforts to correct such adjustment, provided, that, in all events, the parties shall make such adjustments, or confirm in writing that no such adjustments are necessary, within 120 days after Closing. Buyer shall have an obligation to provide Seller with a written monthly statement of accounting for the for twelve (12) months following the Closing.

2.7       Closing Costs.

(a)       Seller shall pay:

(1)       Sixty-five percent (65%) of transfer taxes imposed upon the transactions contemplated hereby, including but not limited to the “realty transfer fee” imposed pursuant to N.J.S.A. 46:15-7 and N.J.S.A. 46:15-7.1 (including the so-called “mansion tax” imposed pursuant to N.J.S.A. 46:15-7.2);

(2)       The costs, if any, of satisfying any liens, curing title defects and recording any curative title documents;

(3)       The costs, if any, of early termination of any Contracts;

(4)       One-half (1/2) of the escrow fees charged by Escrow Agent; and

(5)       Seller’s attorneys’ fees.

(b)       Buyer shall pay:

(1)       Thirty-five percent (35%) of transfer taxes imposed upon the transactions contemplated hereby, including but not limited to the “realty transfer fee” imposed pursuant to N.J.S.A. 46:15-7 and N.J.S.A. 46:15-7.1 (including the so-called “mansion tax” imposed pursuant to N.J.S.A. 46:15-7.2);

(2)       The costs of recording the closing documents to be recorded;

(3)       The costs of Buyer’s due diligence investigations;

(4)       The costs of Title Insurance, including search fees and any endorsements requested by Buyer;

(5)       The costs of the Phase I environmental site assessment to be obtained by Buyer;

(6)       The costs of the Survey;

(7)       The brokerage commission payable to Buyer’s Broker, in accordance with a separate written agreement between Buyer’s Broker and Buyer;

(8)       One-half (1/2) of the escrow fees charged by Escrow Agent; and

(9)       Buyer’s attorneys’ fees.

2.8       Survival. The provisions of this Article 2 shall survive Closing for a period of six (6) months.

3. INSPECTION PERIOD AND CLOSING

3.1       Inspection. (a) Inspection Period. Buyer shall have the Inspection Period within which to conduct Inspections (defined below) with respect to the Property and the Due Diligence Items (defined below).

(b) Buyer’s Inspections. Buyer shall have the right to perform investigations and/or due diligence with respect to the Property prior to the expiration of the Inspection Period. Buyer’s investigations may include, but are not limited to, any or all of the following: a review of the Due Diligence Items, structural and engineering inspections, and a Phase I environmental site assessment. In no event shall Buyer have the right to conduct invasive or subsurface testing, or drilling on the Property or a Phase II environmental site assessment without the prior written consent of Seller, which may be withheld or granted in Seller’s sole discretion. In addition, Buyer shall have the right, but not the obligation, to conduct reviews of zoning, building code and other applicable ordinances to determine whether the Property is in compliance, provided, that Buyer shall not communicate with any officials at zoning, assessment or other government agencies (including, but not limited to, the New Jersey Department of Environmental Protection (“NJDEP”)) regarding the Property or Seller by name without the Seller's prior written consent. All such inspections and reviews shall be at the sole cost and expense of the Buyer and shall be subject to the provisions of this Article 3. Buyer’s inspections of the Property pursuant to this Section 3.1(b) shall be referred to herein as the “Inspections”. Buyer further agrees not to contact or communicate with any (i) employees of Seller and that all communications with any employee regarding the transactions contemplated by this Agreement shall be subject to the prior written consent of Seller, such consent to be withheld or granted in Seller’s sole discretion; and (ii) Tenants, including without limitation the Major Tenant (via telephone or in person) without (A) providing at least forty eight (48) hours prior written notice to Seller; and (B) providing an opportunity for David Hekemian to attend such meeting (in his discretion), provided, however, that David Hekemian’s inability to be present shall not delay Buyer’s right to conduct such meeting as set forth herein. Regarding Buyer’s Inspections, any Tenant related items shall be directed to David Hekemian, any environmental related items shall be directed to Bryan Hekemian, and any other items shall be directed to William Oliver.

(c) Due Diligence Items. Seller has made or shall make available, within three (3) business days after the Effective Date of this Agreement, to Buyer, to the extent in Seller’s actual possession or reasonable control, those due diligence items listed on Exhibit 3.1 attached hereto (collectively, the “Due Diligence Items”) to Buyer. Seller shall make Due Diligence Items available via Dropbox access. Subject only to the express representations and warranties of Seller set forth in Article 4, Buyer acknowledges and agrees that the Due Diligence Items are provided simply as an accommodation to Buyer and Seller makes no representation or warranty with regards to the accuracy and completeness of any document or information, including the Due Diligence Items, provided by Seller to Buyer, and any reliance by Buyer on such documents and information shall be at Buyer’s own risk and expense. In addition, and notwithstanding anything in this Agreement to the contrary, Buyer expressly acknowledges and agrees that Seller shall not be obligated to furnish, nor shall Buyer be entitled to review or have access to, any confidential, proprietary or privileged documents or information connected with the Property, including but not limited to opinions, appraisals, audits, internal memoranda or other confidential, proprietary or privileged documents, internal work product or other similar documents, which are in the possession or control of Seller. Seller hereby represents and warrants to Buyer that it has not and will not knowingly withhold any Due Diligence Items required to be furnished to Buyer pursuant to this Section 3.1(c).

notwithstanding anything to the contrary herein, Seller has not undertaken any independent investigation of, and makes no representation or warranty whatsoever as to the truth, accuracy or completeness of, any materials or information, including but not limited to the Due Diligence ITEMs and any other materials relating to the Property, delivered or made available by Seller to BUYer in connection with the transaction contemplated herein EXCEPT, in each case as otherwise expressly set forth in the REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARticle 4.

(d) Right of Entry. Seller shall provide Buyer Buyer’s officers, employees, consultants, contractors, attorneys and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable and customary access to the Property during regular business hours, and upon at least forty-eight (48) hours’ prior written notice to Seller, for the Inspections, which shall be conducted at the sole expense of Buyer. Seller shall have the right to have a representative present during any entry by Buyer or Buyer’s Representatives upon the Property for conducting Inspections; provided, however, that Seller’s inability to have someone present shall not delay Buyer’s right to conduct such Inspections. Buyer’s inspection rights shall be subject to the rights of the Tenants, and Buyer and Buyer’s Representatives shall perform Inspections in a manner as to minimize any unreasonable interference with such Tenants. Buyer shall not cause or permit any mechanics’ liens or other liens to be filed against the Property as a result of the Inspections.

(e) Damage and Restoration. If the Property is damaged in any way as a result of Buyer’s entry upon or activities performed at the Property, Buyer shall promptly restore the Property to its condition existing prior to the commencement of such activities, provided that Buyer shall not be responsible for any disturbance of any hazardous or dangerous conditions that are merely discovered by Buyer. All such remedial activity shall be promptly and diligently performed by Buyer at its cost and in a commercially reasonable manner. Buyer shall indemnify and hold Seller harmless from any loss, cost, damage, liability, and/or expense (including reasonable attorney’s fees) resulting or arising from (i) any remedial activity required pursuant to this clause (e), (ii) any damage that occurs to the Property as the result of the Inspections, (iii) Buyer’s failure to comply with its obligations set forth in this Article 3, (iv) any negligent acts or willful misconduct by Buyer or any of Buyer’s Representatives with respect to performing the Inspections pursuant to this Article 3, or (v) any injury suffered or caused by Buyer or any of Buyer’s Representatives in the performance of the Inspections. Buyer’s obligations under this Section 3.1(e) shall survive any termination of this Agreement.

(f) Insurance. If Buyer desires to conduct any Inspections of the Property, either Buyer, or any Buyer Representatives retained to conduct such inspections, shall provide Seller upon request, prior to any Inspections, with evidence that it maintains commercial general liability insurance. The commercial general liability insurance shall include insurance against assumed or contractual liability under this Agreement, with respect to all of Buyer’s and/or Buyer’s Representatives’ activities in, on or about the Property. The commercial general liability insurance policy shall provide limits for bodily injury and property damage of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence and Three Million and 00/100 Dollars ($3,000,000.00) in the aggregate.

(g) Confidential Nature of Due Diligence Items. Buyer agrees to keep all Due Diligence Items strictly confidential; provided, however, that Due Diligence Items may be disclosed to Buyer and its affiliates’ directors, officers, employees, partners, attorneys, lenders, capital sources, architects, general contractors and accountants (all of whom are collectively referred to as the “Related Parties”) who need to know such information for the purpose of evaluating or furthering the consummation of a possible purchase of the Property, or as otherwise required by law or an order from a court of competent jurisdiction, and Buyer shall be responsible for, and indemnify Seller and its affiliates from and against any and all costs and expenses related to, any unauthorized disclosure of such information by its Related Parties as if Buyer itself had made such unauthorized disclosure. If this Agreement is terminated for any reason, then at the request of Seller, Buyer will promptly destroy all Due Diligence Items furnished to it by Seller without retaining copies thereof and certify such destruction to Seller. Notwithstanding the foregoing, Buyer may retain one (1) copy of any such Due Diligence Items if required by law or in connection with a prudent, bona fide and customary corporate recordkeeping policy, and Buyer shall hold such Due Diligence Items in strict confidence. Buyer’s obligations under this Section 3.1(g) will survive any termination of this Agreement for a period of two (2) years, except Buyer’s obligations under the immediately preceding sentence shall survive indefinitely.

(h) Non-Solicitation. During the term of this Agreement and for a period of two (2) years from the Closing Date, Buyer shall not, and shall cause its affiliates not to, directly or indirectly, solicit, induce, or attempt to induce any employee of the Seller or Hekemian & Co., Inc., to leave their employment or hire any such employee directly from Seller or Hekemian & Co., Inc.. Buyer’s obligations under this Section 3.1(h) will survive any termination of this Agreement for a period of two (2) years.

(i) No LSRP; No Contact with NJDEP.  Buyer shall not, prior to the Closing Date, bring or invite to the Property or permit Buyer’s consultants, agents or representatives to bring or invite to the Property, any person who is licensed as a Licensed Site Remediation Professional (as defined in the Site Remediation Reform Act, P.L.2009, c.60 (C.58:10C-1 et. seq.) and the regulations promulgated thereunder) (an “LSRP”).  Prior to the Closing Date, Buyer shall not share, and shall not permit Buyer’s consultants, agents or representatives to share, any information relating to the Property with an LSRP, it being agreed that notwithstanding anything to the contrary contained in this Agreement, the provisions of this sentence shall survive the termination of this Agreement. Neither Buyer nor its consultants, agents or representatives shall contact, notify or otherwise communicate with, or submit any information to NJDEP or any LSRP, without Seller’s prior written consent, which may be withheld in Seller’s sole discretion. Buyer further agrees that the results of any environmental investigations are solely for Buyer’s due diligence purposes and shall not be provided to NJDEP or any LSRP.

3.2       Continuing Right of Inspection. After the Inspection Period and so long as this Agreement is in effect, Buyer shall have the right to continue to conduct physical inspections and assessments of the Property on the terms and conditions set forth in Section 3.1 above.

3.3       Buyer’s Termination Right. Buyer will have the right, in its sole discretion, for any reason or for no reason, to terminate this Agreement by providing written notice to Seller prior to the expiration of the Inspection Period. If Buyer terminates this Agreement pursuant to this Section, then all rights, duties and obligations of Buyer and Seller hereunder, except any which expressly survive termination, shall terminate, whereupon, Escrow Agent shall forthwith return to Buyer the Earnest Money Deposit. After the conclusion of the Inspection Period the Earnest Money Deposit shall not be refundable except upon terms expressly set forth herein. Seller acknowledges Buyer’s absolute and unrestricted ability to terminate this Agreement within the Inspection Period as defined in this Section 3.3 and become entitled to the immediate return of the Earnest Money Deposit if terminated within the Inspection Period. If Buyer does not terminate the Agreement by the end of the expiration of the Inspection Period as set forth in this Section, Buyer shall have no further right to terminate the Agreement pursuant to this Section.

3.4       Time and Place of Closing. Subject to the adjournments expressly allowed elsewhere in this Agreement, the Closing shall take place on or before the date which is thirty (30) days following the expiration of the Inspection Period or such other date as the parties may mutually agree, but in no event later than August 15, 2026, by escrow delivery of documents and funds to the Escrow Agent. Either party shall have the right to extend the Closing Date for one (1) period of up to thirty (30) days by furnishing written notice to the other party no later than five (5) Business Days prior to the Closing Date.

4. WARRANTIES AND REPRESENTATIONS OF SELLER

Seller warrants and represents as follows as of the Effective Date and the Closing Date:

4.1       Organization; Authority. Seller is duly organized, validly existing and in good standing under the laws of the state of its organization. Seller is authorized to transact business in the state in which the Property is located, and has full power and authority to enter into and perform this Agreement in accordance with its terms. The persons executing this Agreement have been duly authorized to do so on behalf of Seller.

4.2       Authorization; Validity. The execution and delivery of this Agreement by Seller and Seller’s consummation of the transactions contemplated by this Agreement have been duly and validly authorized. Assuming the valid execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the exercise of judicial discretion in accordance with general principles of equity.

4.3       Owner of the Property. Seller is the owner of indefeasible and marketable fee title to the Property.

4.4       Sale Agreements. The Property is not subject to any outstanding agreement of sale, option, right of first refusal, rights of first offer, options to purchase or purchase and sale agreements in favor of any third party with respect to the Property, and Seller agrees not to extend any such rights prior to Closing.

4.5       Litigation. There is no litigation or court proceeding pending, or to the best of Seller’s knowledge, threatened in writing against Seller or the Property, except as set forth on Exhibit 4.5.

4.6       Leases. There are no Leases affecting the Property, oral or written, except as listed on Exhibit 1.22. To Seller’s knowledge, Seller has delivered or made available to Buyer pursuant to Article 3, true, correct and complete copies of the Leases in Seller’s possession, which represent the entire agreement between Seller and any Tenant under any Lease. Except as provided on the Rent Roll, or otherwise provided under the Leases, no tenants under the Leases (each a “Tenant” and collectively, the “Tenants”) have paid any rent, fees or other charges for more than one (1) month in advance. All security deposits due under the Lease have been paid, and all are set forth on the Rent Roll. All work required to be performed by Seller in connection with the Leases has been completed and fully paid for, except as set forth on Exhibit 4.6(a). As of the Effective Date, all leasing commissions or incentive fees, if any, for Leases and/or amendments, renewals and modifications of Leases (collectively, the “Lease Commissions”) currently due under the Leases have been paid. All Lease Commissions, if any, for Leases and/or amendments, renewals and modifications of Leases entered into after the Closing Date in accordance with this Agreement or exercised by the applicable Tenant on or after the Closing Date shall be paid by Buyer. All Lease Commissions, if any, for Leases and/or amendments, renewals and modifications of Leases entered into after the Effective Date in accordance with this Agreement or exercised by the applicable Tenant after the Effective Date shall be amortized over the remaining term of the Lease in accordance with GAAP (as defined below) and prorated as of the Closing Date. Attached as Exhibit 4.6(b) is a current accounts receivable report for the Property as of the Effective Date of this Agreement. Except for the matters and information set forth on the Rent Roll, the Due Diligence Items, and Exhibit 4.6(c), Seller has not sent out any notices of default to any Tenant nor, to Seller’s knowledge, has it received any such written notice with respect to any default, that remains uncured. The representations and warranties set forth in this Section 4.6 shall not be applicable with respect to any Leases for which Buyer receives an estoppel certificate that contains information consistent with the foregoing. As used herein, “GAAP” means U.S. generally accepted accounting principles as applied on a consistent basis throughout the periods covered thereby.

4.7       Contracts. A true, correct and complete list of all Contracts is set forth in Exhibit 1.4 hereto and a copy of all such documents referred to thereon has been or shall be provided to Buyer. No written notice of default has been sent by, or, to Seller’s knowledge, received by, Seller under any Contract with respect to a default that remains uncured.

4.8       Financial Statements. Each of the Seller Financial Statements delivered or to be delivered to Buyer hereunder presents fairly in all material respects the financial condition, results of operations and cash flows for the Property as of and for the periods to which they relate.

4.9       Zoning; Compliance with Law. To Seller’s knowledge, Seller has not received written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or to restrict or change any access or curb cuts which provide access to the Property.

4.10       Rent Roll. The Rent Roll is true and correct in all material respects.

4.11       Condemnation. Seller has received no notice nor has any other knowledge that any condemnation, expropriation, requisition or similar proceeding against the Property or any portion thereof is contemplated.

4.12       Governmental Matters. Seller has not received any written notice from any governmental authority of a (i) violation of any governmental requirements on the Property which has not been remedied and (ii) violation of any easement, covenant, condition, restriction or agreement contained in any covenants, conditions or restrictions or similar instruments encumbering or benefiting the Property. Seller has not entered into any unrecorded written agreements that remain effective with obligations yet to be performed with any governmental authorities or agencies affecting the Property that have not been disclosed in writing to Buyer, and Seller agrees not to extend any such rights prior to Closing. Seller has received no written notices from any such governmental authorities or agencies of uncured violations at the Property of building, fire, air pollution or zoning codes, rules, ordinances or regulations, environmental and hazardous substances laws, or other rules, ordinances or regulations relating to the Property which remain uncured.

4.13       Consents and Approvals. To Seller’s knowledge, except with respect to any contractual third-party consents required in order to convey or assign to Buyer any of the Contracts or the Intangible Property (collectively, the “Third Party Consents”), the execution, delivery and performance of its obligations under this Agreement by Seller does not require the consent of any third-party.

4.14       Environmental Matters. To Seller’s knowledge, and except as set forth in the reports provided to Buyer as part of the Due Diligence Items, there are no Hazardous Materials located at the Premises as of the Effective Date in violation of Environmental Laws. To Seller’s actual knowledge, Seller has used no Hazardous Materials at the Property in violation of any Environmental Laws, nor has Seller permitted any other persons to do so (other than de minimis amounts in the ordinary course of business).

4.15       Foreign Investment and Real Property Tax Act. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, or under any comparable state statutes which are applicable to this transaction.

4.16       Assessments. To Seller’s knowledge, Seller has not received written notice from a federal or other taxing authority (each, a “Taxing Authority” and collectively, the “Taxing Authorities”) of any tax deficiency, lien, interest or penalty against the Property that has not been paid in full, and to Seller’s knowledge there is no pending audit or inquiry from any Taxing Authority relating to the Property. For purposes of this section, “tax” shall mean any United States or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.

4.17       Notice of Default Under Recorded Documents. Seller has not received written notice of any uncured default under any recorded documents affecting the Property.

Any reference in this Agreement to "knowledge," "actual knowledge" or "best of knowledge" of Seller, or the receipt of notices or other communications by Seller, shall be deemed to mean the actual knowledge of, or receipt of notice or communication by, (a) William Oliver, or (b) David Cordova, the property manager of the Property, who are the Seller parties most familiar with the day-to-day operations of the Property, and not any implied, imputed or constructive knowledge of such individual or of Seller, and without any independent investigation or inquiry having been made. Buyer acknowledges and agrees that neither such party(ies) nor any other employee or agent of Seller shall have any duty or obligation under this Agreement or other law to make any affirmative investigation or inquiry of the matters covered by the foregoing provisions in order to determine the accuracy or truthfulness thereof.

Buyer acknowledges that neither Seller, nor any member, manager, director, shareholder, officer, agent, employee, attorney, or representative of Seller has made any statements, agreements, promises, assurances, representations, or warranties, whether express, implied, or otherwise, regarding Seller, the condition of the Property, the suitability of the Property for any uses or purposes contemplated by Buyer, the zoning of the Property, the right to occupy the Property, the environmental condition of the Property, the state of title to the Property or any other matter pertaining to the Property or Seller, except as expressly provided in this Agreement or in any of the documents required to be delivered or delivered by Seller in connection with Closing pursuant to this Agreement and as set forth in Section 9.1(c) (“Seller’s Closing Documents”). Without limiting the generality of the foregoing, except as expressly provided elsewhere in this Agreement or Seller’s Closing Documents, the transaction contemplated under this Agreement is made without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the condition of the Property or any aspect thereof, including any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose and all other statutory, express or implied representations or warranties of Seller whatsoever. Buyer agrees that (A) Buyer shall acquire the Property in an “AS IS” “WHERE IS” “WITH ALL FAULTS” condition and (B) Buyer has not relied upon any statement, promise, representation, or warranty, in each case except as expressly set forth in this Agreement or Seller’s Closing Documents.

At Closing, Seller shall remake the representations made by it in Article 4, and may update such representations to reflect any change in facts and circumstances as they then exist, it being understood and agreed that the provisions of Section 10.1 shall not apply (and Seller shall not be deemed to have breached its representations and warranties) if such updates to the representations disclose facts that (i) would not be material and adverse to the Buyer, and (ii) were a result of events or circumstances outside of the control of the Seller, provided, however, that if any such representations made by Seller become incorrect due the intentional act or omission of Seller, then the breach of such representation shall be considered a Seller default. Notwithstanding the foregoing preceding sentence, Buyer’s obligation to close hereunder is subject to all of Seller’s representations and warranties set forth in this Agreement being true, complete and correct in all material respects at Closing or as of the Effective Date, if made as of such date. In the event any Seller representation or warranty is not true and correct at Closing and is not due to Seller’s intentional act or omission, Seller shall have thirty (30) days to make such representation or warranty true and correct, and the Closing shall be extended accordingly. If Seller fails to cure such representation or warranty within the thirty (30) day cure period, then Buyer may, in Buyer’s sole discretion, terminate this Agreement and receive back the Earnest Money Deposit, following which the parties will have no further rights and obligations hereunder, except for those rights and obligations that expressly survive the termination of this Agreement.

Except as otherwise explicitly provided, the representations and warranties set forth herein shall survive the Closing and delivery of the Deed for the Survival Period.

5. WARRANTIES AND REPRESENTATIONS OF BUYER

Buyer warrants and represents as follows as of the Effective Date and the Closing Date:

5.1       Organization; Authority. Buyer hereby represents and warrants to Seller that Buyer is duly organized, validly existing and qualified and empowered to conduct its business; has the power and authority to execute, deliver and comply with this Agreement and all Closing deliveries contemplated hereby, has taken all actions and received all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor its performance by Buyer will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Buyer is a party or by which Buyer is bound. This Agreement is valid and enforceable against Buyer in accordance with its terms and each instrument to be executed by Buyer pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Buyer in accordance with its terms.

5.2       USA Patriot Act.

(a)       None of the funds to be used for payment by Buyer of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “US Patriot Act”).

(b)       Buyer is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

5.3       Insolvency. Buyer has not (i) suffered the appointment of a receiver, (ii) filed a voluntary petition in bankruptcy (or suffered the filing of an involuntary petition by its creditors), (iii) made a general assignment for the benefit of its creditors, (iv) admitted in writing its inability to pay its debts as they come due or that it is insolvent, (v) suffered the attachment or other judicial seizure of all, or substantially all, of such party’s assets, (vi) or made an offer of settlement, extension or composition to its creditors generally.

5.4       ERISA. Buyer is not (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in §3(3) of ERISA, nor a plan as defined in §4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) a “governmental plan” as defined in §3(32) of ERISA, or (iii) a “party in interest,” as defined in §3(14) of ERISA, to a Plan, except with respect to plans, if any, maintained by Buyer, nor do the assets of Buyer constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations §2510.3-101. Buyer is acting on its own behalf and not on account of or for the benefit of any Plan. Buyer has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA. Buyer has not assigned, and shall not assign, its interest under this Agreement to any entity, person or Plan in a manner which will cause a violation of ERISA.

6. GOING FORWARD covenants of seller

Between the Effective Date and the Closing Date, Seller covenants and agrees as follows:

6.1       Leases. Between the Effective Date and the Closing Date, Seller will enforce the Leases in accordance with their terms and will not terminate or modify existing Leases or grant additional renewal rights to any tenant without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, prior to the end of the Inspection Period and which consent may be withheld in Buyer’s sole discretion after the end of the Inspection Period. Seller shall not enter into any new Leases without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, prior to the end of the Inspection Period and which consent may be withheld in Buyer’s sole discretion after the end of the Inspection Period. The previous provisions to the contrary notwithstanding, Seller shall not initiate any litigation or proceedings against a Tenant after the Effective Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, prior to the end of the Inspection Period and which consent may be withheld in Buyer’s sole discretion after the end of the Inspection Period.

6.2       Contracts. (a) Between the Effective Date and the Closing Date, Seller shall not terminate or modify any Contracts or enter into any new Contracts without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed prior to the expiration of the Inspection Period, and in Buyer’s sole and absolute direction following the expiration of the Inspection Period; provided, however, Buyer’s consent shall not be required for execution of a new Contract so long as it is entered into in the ordinary course of business and may be terminated without cost to Buyer on not more than thirty (30) days’ notice, and Seller shall promptly provide Buyer with a copy of such Contract.

(b) As soon as practicable following the Effective Date but prior to the expiration of the Inspection Period, Buyer shall deliver written notice to Seller (the “Contracts Notice”) specifying any Contracts which Buyer desires to assume at Closing (collectively, the “Assumed Contracts”), and Buyer shall assume at Closing all Contracts specified as an Assumed Contract in any Contracts Notice. Seller shall terminate, at its sole cost and expense, all other Contracts (the “Terminated Contracts”) by not later than the Closing Date. If Buyer fails to deliver the Contracts Notice on or before the expiration of the Inspection Period, then Buyer shall be deemed to have elected to assume all Contracts. Any provision of this Agreement to the contrary notwithstanding, any property management agreement or leasing agreement shall be terminated effective as of the Closing Date, and, notwithstanding anything contained in this Agreement to the contrary, such agreements shall not be or be deemed to be Assumed Contracts.

6.3       Maintenance and Operation of Property. Between the Effective Date and the Closing Date, Seller shall keep and maintain and operate the Property substantially in the manner in which it is currently being maintained and operated and covenants not to cause or permit any waste of the Property nor undertake any action with respect to the operation thereof outside the ordinary course of business without Buyer’s prior written consent. In connection therewith, Seller covenants to make all necessary repairs until the Closing so that the Property shall be of substantially the same quality and condition at the time of

Closing as on the date hereof; provided, however, Seller shall only be required to make capital replacements if repair is not available/commercially prudent. Any cost of any repairs and/or replacements made by Seller shall be amortized over the useful life of such repair and/or replacement in accordance with GAAP, and prorated as of the Closing Date. Notwithstanding the foregoing, any capital replacements shall be subject to Buyer’s reasonable approval, except that Buyer’s approval shall not be required in the case of an emergency (including, but not limited to, items related to health and safety, and any situation where a failure to act would cause further damage to and/or waste on the Property). Seller covenants not to remove the Improvements or the Real Property.

6.4       Insurance. Seller shall maintain such casualty and liability insurance on the Property as is presently being maintained.

6.5       Tenant Estoppel Letters. Seller shall prepare and submit to each Tenant under the Leases an estoppel certificate in the form required by, or containing such terms as are required by, such Tenant’s Lease, or, if such Tenant’s Lease does not prescribe a form of estoppel certificate or set forth applicable terms, on the form in Exhibit 6.5 attached hereto with respect to such Tenant’s Lease. Prior to sending any estoppel certificates to any Tenant as required herein, Seller shall submit the proposed estoppel certificates to Buyer for Buyer’s review and approval. Seller shall use commercially reasonable efforts to obtain the estoppel certificates from all Tenants. Subject to the provisions hereof, Buyer’s obligation to close the transactions contemplated herein is conditioned upon Seller’s delivery to Buyer, on or before the Closing Date, of executed estoppel certificates in the form hereinabove provided for Tenants who lease space constituting the Major Tenant plus seventy-five percent (75%) of the remaining space on the Property based on the aggregate leased rentable square footage of the Property excluding the Major Tenant’s rentable square footage (collectively, the “Required Estoppel Certificates”) (an estoppel certificate meeting the foregoing requirements is hereinafter referred to as an “Acceptable Estoppel Certificate”). An estoppel certificate shall be considered an Acceptable Estoppel Certificate unless such estoppel certificate discloses a (i) material default under a Lease which cannot be cured by Closing, or (ii) material discrepancy in economic terms with the information shown in the applicable Lease or the Rent Roll or any representation or warranty made in this Agreement by Seller. If Seller is unable to deliver to Buyer Acceptable Estoppel Certificates for the Required Estoppel Certificates as required by this Section 6.5 on or before the Closing Date, then Seller or Buyer shall have the right to extend the Closing Date in order to obtain such estoppel certificates to a date that is the earlier of (x) thirty (30) days after the then-scheduled Closing Date and (y) five (5) Business Days after Seller delivers to Buyer Acceptable Estoppel Certificates for the Required Estoppel Certificates. If on the Closing Date (as it may be extended) Seller has not obtained the Required Estoppel Certificates, then Seller shall have the right, but not the obligation, to provide a landlord estoppel certificate, with respect to any non-Major Tenants for which an Acceptable Estoppel Certificate was not obtained for up to ten percent (10%) of the remaining leased rentable square footage of the Property in order to satisfy the requirements of this Section 6.5

Provided Seller uses commercially reasonable and diligent efforts to obtain estoppel certificates from the Major Tenant, the failure of Seller to obtain an Acceptable Estoppel Certificate from the Major Tenant will not be deemed a default by Seller, it being agreed that, without limiting any other remedy Buyer may have under any other section of this Agreement, the sole remedy of Buyer for Seller’s failure to obtain Acceptable Estoppel Certificate from the Major Tenant will be to terminate this Agreement upon written notice to Seller and receive back the Earnest Money Deposit, following which the parties will have no further rights and obligations hereunder, except for those rights and obligations that expressly survive the termination of this Agreement. Buyer will have the right, but not the obligation, in its sole and absolute discretion, to waive the requirement that Seller furnish an Acceptable Estoppel Certificate for any of the Required Estoppel Certificates. Except as otherwise set forth herein, Seller shall be obligated to pay any monetary obligation of Seller as landlord that is reflected in the Tenant estoppel certificate, regardless of whether such estoppel certificate counts toward the Required Estoppel Certificates. To the extent a Tenant estoppel certificate reflects an outstanding monetary obligation of Seller (as landlord) under the applicable Lease, Seller shall be obligated to either pay such outstanding monetary obligation prior to Closing or such amount shall be escrowed by Seller (the “Tenant Estoppel Escrow”) at Closing pursuant to an escrow agreement in form and substance reasonably acceptable to Seller, Buyer and Escrow Agent (the “Tenant Estoppel Escrow Agreement”).  Seller may draw upon the amounts in the Tenant Estoppel Escrow to pay the applicable tenant(s) any alleged outstanding monetary obligation(s). Upon Seller and the applicable tenant(s) resolving any dispute regarding the alleged outstanding monetary obligation(s) reflected in the Tenant estoppel certificate, as evidenced by an updated Tenant estoppel certificate that does not reference the alleged outstanding monetary obligation, all amounts remaining in the Tenant Estoppel Escrow shall be promptly returned to Seller by Escrow Agent.  In the event the Seller is unable to resolve the monetary issue within ninety (90) days after the Closing, the Tenant Estoppel Escrow related to such Tenant Estoppel Certificate shall be released to Buyer, and Seller shall have no further liability to Buyer with respect to such Tenant estoppel certificate. Notwithstanding anything contained herein to the contrary, Seller shall have the right to pursue a resolution with such Tenant after Closing, even after the expiration of such ninety (90) day period and the release of the Tenant Estoppel Escrow to Buyer.

6.6       Notices. Seller shall within two (2) business days of receipt thereof, deliver notice to the Buyer of any written notice received by Seller of any: (a) legal actions, suits, claims and other proceedings affecting the Property; (b) Casualty (as defined in Section 7.2); (c) proposed Condemnation (as defined in Section 7.3); (d) notice from any governmental authority relating to the condition or use of the Property or any tax assessment notice; (f) notice of any violations of any Environmental Laws, or (e) notice from any Tenant under a Lease.

6.7       Buyer’s Consent. Except as otherwise set forth herein, if Buyer’s consent or approval is required under this Article 6, time being of the essence, and Buyer does not object in writing (stating its specific objections) within three (3) business days after Buyer’s receipt of written request for such consent or approval, then Buyer shall be deemed to have given such consent or approval.

7. POSSESSION; RISK OF LOSS

7.1       Possession. Possession of the Property, subject to the Leases and Permitted Exceptions, will be transferred to Buyer at the conclusion of the Closing. Immediately after the Closing, Seller shall deliver to the offices of Buyer’s property manager (or the Property or such other place as is reasonably convenient for Seller), to the extent in Seller’s possession, the keys as well as any security codes for the Property.

7.2       Risk of Loss. All risk of loss to the Property shall remain upon Seller until the conclusion of the Closing. Seller agrees to give Buyer prompt notice within five (5) business days of any fire, sinkhole, or other casualty (a “Casualty”) affecting the Property or any portion thereof between the Effective Date and the Closing Date (the "Casualty Notice").

(a)       If there shall occur a Casualty to a portion of the Property which would not satisfy the “Casualty Standard” (as defined in Section 7.2(b) below), then, in such event, Seller shall have the option (in its sole discretion) to either (i) repair, prior to the Closing, all damage resulting therefrom (which repairs shall be subject to the Buyer’s prior approval, which approval shall not be unreasonably withheld, condition or delayed), or (ii) assign to Buyer at Closing all interest of Seller in and to any insurance proceeds applicable to such loss which may be payable to Seller on account of such Casualty (including any rent loss insurance applicable to any period on and after the Closing Date) and Buyer shall receive a credit at Closing for any applicable deductible plus any uninsured losses. In any event, subject only to the adjustments referenced in the preceding sentence, the Purchase Price shall not be reduced due to any Casualty.

(b)       If there shall occur (i) a Casualty to all or any portion of the Property costing more than $405,000.00, or (ii) any Casualty to the extent that any Tenant may elect to terminate its Lease as a result of such Casualty, then such Casualty shall hereafter be referred to as meeting the “Casualty Standard.” In the event that the Casualty Standard is satisfied, Buyer may, at its sole option, by written notice to the Seller within fifteen (15) business days after Buyer's receipt of the Casualty Notice, elect to (1) terminate this Agreement, in which case the Buyer shall receive a return of the Earnest Money Deposit, or (2) proceed with the Closing as provided herein with the subject improvements in their “As Is Where Is” condition, and there shall be assigned to Buyer at the Closing all interest of Seller in and to any insurance proceeds applicable to such loss which may be payable to Seller on account of such occurrence (including any rent loss insurance applicable to any period on and after the Closing Date), and Buyer shall receive a credit at Closing against the Purchase Price for any applicable deductible plus any uninsured losses. In any event, subject only to the adjustments referenced in the preceding sentence, the Purchase Price shall not be reduced due to any Casualty. In the event of a casualty exceeding the Casualty Standard, the Closing Date shall be extended until five (5) business days after the expiration of the Buyer’s fifteen (15) business day election period.

7.3       Condemnation. If, before Closing, Seller receives notice of any taking or threat of eminent domain (a “Condemnation”) with respect to the Property, Seller agrees to give Buyer prompt notice of such taking or threatened taking (the "Condemnation Notice"). If a Condemnation Notice indicates a Major Condemnation (as defined below), Buyer may, at its sole option, by written notice to the Seller given within fifteen (15) business days after Buyer has received the Condemnation Notice, elect to: (1) terminate this Agreement, in which case the Buyer shall receive a return of the Earnest Money Deposit; or (2) proceed with the purchase of the Property, in which event Seller shall assign to Buyer all Seller’s right, title and interest in all amounts due or collected by Seller as condemnation awards. A "Material Condemnation" shall mean a Condemnation that (a) would allow any Major Tenant to terminate its Lease, or (b) includes any portion of any building on the Property, or (c) includes the removal or relocation of any curb cut on the Property that would materially and adversely obstruct or impede access to the Property, or (d) a loss of parking spaces (threatened to be or are taken) in such amount that would result in a violation of minimum parking requirements under the applicable zoning codes affecting the Property or under any Lease (but only to the extent such violation avails such Tenant to a right to terminate such Lease or abate rent).

8. TITLE MATTERS

As part of the Due Diligence Items, Seller shall deliver to Buyer a copy of Seller’s existing title insurance policy and prior survey in Seller’s actual possession. During the Inspection Period, at Buyer’s expense, Buyer may order the Title Insurance Commitment from the Title Company and a current survey of the Property (the “Survey”). Buyer will have until the end of the Inspection Period within which to notify Seller in writing of any conditions, defects, encroachments or other objections to title or survey which are not acceptable to Buyer (the “Title Objection Letter”). Seller shall have a period of ten (10) days after receipt of Buyer’s Title Objection Letter in which to elect in writing whether to cure such title and survey objections (the “Title Response Letter”); provided, however, that Seller shall not be obligated to cure or institute any litigation with respect thereto (other than Mandatory Cure Items, which Seller shall be obligated to cure). If Seller fails to provide a Title Response Letter or otherwise respond to a specific objection in the Title Response Letter, it shall be deemed that Seller has elected not to cure such objection(s). If Seller elects to cure such objection(s), Seller shall use good faith efforts to cure such objections by the Closing Date. If Seller elects not to cure such objections, within ten (10) days after receipt of Seller’s Title Response Letter (or the response deadline for Seller’s Title Response Letter), Buyer shall elect to (a) refuse to purchase the Property and terminate this Agreement and receive a return of the Earnest Money Deposit; or (b) waive such objection(s) and close the purchase of the Property, subject to the objection(s), and without reduction of the Purchase Price. If Seller is unable to cure such title objections after using good faith efforts, the Buyer shall elect to (i) refuse to purchase the Property and terminate this Agreement and receive a return of the Earnest Money Deposit; (ii) waive such objection(s) and close the purchase of the Property, subject to the objection(s), and without reduction of the Purchase Price, or (iii) allow Seller additional time to cure such objections. During the pendency of this Agreement, the Buyer shall have an ongoing right to request a title check down on the Property at Buyer’s expense. If such title check downs reveal new title matters that appear of record after the effective date of the initial Title Insurance Commitment, Buyer shall have the right to object to such matters and, if Seller does not cure any such new title objections by not later than Closing, such failure shall constitute a Seller default, and Buyer may exercise its rights under Section 10.1 below.

9. CONDITIONS PRECEDENT

9.1       Conditions Precedent to Buyer’s Obligations. The obligations of Buyer under this Agreement are subject to satisfaction or written waiver by Buyer of each of the following conditions or requirements on or before the Closing Date (collectively, the "Buyer Conditions Precedent"):

(a)       Seller’s warranties and representations under this Agreement shall be true and correct in all material respects.

(b)       The obligations of Seller contained in this Agreement shall have been performed in all material respects.

(c)       There shall be no discharge, spillage, uncontrolled loss, seepage or filtration (a “Spill”) of any Hazardous Materials on the Property (excluding any Spill that is caused by Buyer).

(d)       Seller shall have fully performed in accordance with Seller’s Title Response Letter and delivered all documentation which Seller agreed to deliver in accordance with such Title Response Letter.

(e)       Seller shall deliver to Buyer and/or the Title Company, as required, the following:

(1)       Originals, if available, of the Leases, Contracts and Permits;

(2)       An Assignment and Assumption of Leases in the form attached hereto as Exhibit 9.1(e)(2) (the “Assignment of Leases”);

(3)       An Assignment and Assumption of Contracts in the form attached hereto as Exhibit 9.1(e)(3) (the “Assignment of Contracts”);

(4)       A Bargain and Sale Deed in the form attached hereto as Exhibit 9.1(e)(4) (the “Deed”);

(5)       A Bill of Sale in the form attached hereto as Exhibit 9.1(e)(5);

(6)       A current Rent Roll certified by Seller showing no materially adverse changes from the Rent Roll attached to this Agreement other than those approved in writing by Buyer;

(7)       The Required Tenant Estoppels in accordance with and subject to Section 6.5;

(8)       A bring down certificate certifying that all Seller representations and warranties remain true and correct in all material respects as of the Closing Date (subject to Article 4);

(9)       An Assignment and Assumption of Intangible Property in the form attached hereto as Exhibit 9.1(e)(9) (the “General Assignment”);

(10)       An owner’s affidavit to be delivered to the Title Company in form customarily required by the Title Company and reasonably acceptable to Seller and the Title Company and relating to the acts of Seller;

(11)       A certification of non-foreign status (FIRPTA affidavit) to be delivered to the Title Company;

(12)       Evidence to be delivered to the Title Company of the existence, organization and authority of Seller and the authority of the persons executing the Closing documents on behalf of Seller, reasonably satisfactory to the Title Company;

(13)       Such other documents as the Title Company may reasonably request to effect the transactions contemplated by this Agreement; and

(14)       Letters to tenants signed by Seller notifying the tenants of the acquisition of the Property by Buyer and directing the tenants to pay all rents and other sums to Buyer from and after the Closing Date in the form attached hereto as Exhibit 9.1(e)(14).

In the event that the Buyer’s Condition(s) Precedent set forth in subsection (c) is not satisfied through no wrongful act or omission of Seller, such failure shall not be deemed an event of default by Seller, but the Buyer may elect in writing to terminate this Agreement, in which event the Earnest Money Deposit shall be promptly delivered to Buyer by Escrow Agent. Upon receipt of the Earnest Money Deposit by Buyer, all rights, duties and obligations of Buyer and Seller hereunder, except any which expressly survive termination, shall terminate. The failure of any other Buyer Condition Precedent above shall be deemed an event of default by the Seller, and the Buyer shall have the remedies set forth in Section 10.1 below for such default.

9.2       Conditions Precedent to Seller’s Obligations. The obligations of Seller under this Agreement are subject to satisfaction or written waiver by Seller of each of the following conditions or requirements on or before the Closing Date (collectively, the "Seller Conditions Precedent"):

(a)       Buyer’s warranties and representations under this Agreement shall be true and correct, and Buyer shall not be in default hereunder.

(b)       The obligations of Buyer contained in this Agreement shall have been performed in all material respects.

(c)       Buyer shall have delivered to Seller at or prior to the Closing the following, which shall be reasonably satisfactory to Seller:

(1)       The balance of the Purchase Price;

(2)       A counterpart of the Assignment of Leases executed by Buyer;

(3)       A counterpart of the Assignment of Contracts executed by Buyer;

(4)       A counterpart of the General Assignment executed by Buyer;

(5)       Evidence to be delivered to the Title Company of the existence, organization and authority of Buyer and the authority of the persons executing the Closing documents on behalf of Buyer, reasonably satisfactory to the Title Company; and

(6)       Such other documents as the Title Company may reasonably request to effect the transactions contemplated by this Agreement.

In the event that all Buyer Conditions Precedent have been satisfied but all of the Seller Conditions Precedent have not been satisfied, and Seller elects in writing to terminate this Agreement, then the Earnest Money Deposit shall be promptly delivered to Seller by Escrow Agent and, upon the making of such delivery, neither party shall have any further claim against the other by reasons of this Agreement, except as otherwise specifically provided herein.

10. PRE-CLOSING BREACH; REMEDIES

10.1       Breach by Seller. Subject to Article 4 and the balance this Section 10.1, if Seller shall default in performance of its obligations under this Agreement, or if Seller’s warranties and representations contained in this Agreement shall fail to be true in any material respect when made, and such default or failure is not cured within fifteen (15) days after receipt of written notice of such default, Buyer may, at Buyer’s election (i) terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Buyer, Seller shall be liable for any actual, reasonable and necessary out of pocket expenses paid to third parties theretofore incurred by Buyer in the Inspections, not to exceed $75,000.00 (the “Buyer's Costs”), and the parties shall have no further rights or obligations under this Agreement (except as otherwise set forth herein); (ii) enforce this Agreement by suit for specific performance, but only if such suit for specific performance is filed within thirty (30) days after the then-scheduled Closing Date; (iii) waive such breach and close the purchase contemplated hereby, notwithstanding such breach (without any reduction to the Purchase Price); or (iv) in the event that specific performance is not available due to Seller’s affirmative act or omission in breach of this Agreement, then in addition to the foregoing remedies, Buyer may elect to receive a return of the Earnest Money Deposit and Buyer shall be permitted to pursue any other right or remedy available at law or in equity. Buyer agrees that it shall not be permitted to file any claim or pursue any cause of action arising from any express obligations of Seller under this Agreement (x) for lis pendens against the Property, or (y) (i) until the aggregate amount of all damages exceed $50,000.00 (the “Basket”), in which case, Buyer shall be entitled to recover solely for all such damages but subject to the Cap (as defined below), and (ii) unless such claim or cause of action is filed not later than the expiration of the period which is six (6) months after Closing (the “Survival Period”). To the extent that Seller has any obligations or liabilities of any kind after Closing under this Agreement, such liability shall in all events be limited to, and no action may be taken for amounts greater than, an aggregate amount equal to the product obtained by multiplying the Purchase Price by two percent (2%) (the “Cap”). Notwithstanding anything contained herein to the contrary, in no event shall Seller be liable for any consequential, exemplary, special or punitive damages or lost profits in connection with this Agreement.

In addition, and notwithstanding anything to the contrary herein, if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any of Seller’s closing documents is false or inaccurate, or if Seller is in breach or default of any of its obligations under this Agreement that survive Closing, and if such false or inaccurate representations or warranties or such other breach or default was actually known to Buyer prior to Closing and Buyer nevertheless closes on the purchase of the Property, then Buyer shall be deemed to have accepted and to have waived such breach or default, Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or such other breach or default, and Buyer shall have no cause of action with respect thereto. Furthermore, except with respect to any covenants, representations or warranties set forth herein which are expressly to survive Closing hereunder, any and all covenants, representations and warranties contained in this Agreement shall merge in the deed and the other documents delivered at Closing and shall not survive Closing hereunder.

The terms and conditions of this Section 10.1 shall survive the Closing.

10.2       Breach by Buyer. In the event of a breach of Buyer’s covenants, representations or warranties herein, or shall fail to close as and when set forth in this Agreement, and such failure is not cured by and the failure of Buyer to cure such breach within fifteen (15) days after receipt of notice of such default (provided, however, that no cure period shall be provided for Buyer’s failure to timely deliver the items set forth in Section 9.2 of this Agreement), Seller’s sole legal and equitable remedy shall be to terminate this Agreement and retain Buyer’s Earnest Money Deposit as AGREED LIQUIDATED DAMAGES for such breach, and upon payment in full to Seller of such Earnest Money Deposit, the parties shall have no further rights, claims, liabilities or obligations under this Agreement (except as survive termination). BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE. THEREFORE, BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT (WHICH INCLUDES ANY ACCRUED INTEREST THEREON). SAID AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

Notwithstanding the foregoing, this Section 10.2 shall not limit Seller’s right and claim against Buyer for any portion of the total Earnest Money Deposit which is not paid to Seller, and if Buyer shall default in any obligations under this Agreement after Closing or be in breach of any indemnity that survives Closing, Seller shall be entitled to exercise all rights and remedies at law and in equity. The terms and conditions of this Section 10.2 shall survive the Closing.

11. POST CLOSING INDEMNITIES AND COVENANTS

11.1       Seller’s Indemnity. Subject to the Basket, Cap and Survival Period set forth in Section 10.1, should this transaction close, Seller shall indemnify, defend and hold harmless Buyer from all actual third-party claims, demands, liabilities, damages, penalties, out-of-pocket costs and expenses actually incurred, including, without limitation, reasonable attorneys’ fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Buyer by reason of, or on account of, any breach by Seller of Seller’s warranties and representations.

11.2       Buyer’s Indemnity. Should this transaction close, Buyer shall indemnify, defend and hold harmless Seller from all claims, demands, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Seller by reason of, or on account of, any breach by Buyer of Buyer’s warranties, representations and covenants. Seller’s rights and remedies herein against Buyer shall be in addition to, and not in lieu of all other rights and remedies of Seller at law or in equity.

12. MISCELLANEOUS

12.1       Commissions. Seller represents to Buyer that Seller has not dealt with nor does it have any knowledge of any broker or other person who has or may have any claim against Seller, Buyer or the Property for a brokerage commission, finder’s fee or like payment arising out of or in connection with this transaction, other than Buyer’s Broker (defined below). Buyer represents to Seller that (ii) Buyer has not dealt with nor does it have any knowledge of any broker or other person who has or may have any claim against Seller, Buyer or the Property for a brokerage commission, finder’s fee or like payment arising out of or in connection with this transaction, other than Buyer’s Broker, and (ii) Stephen Hutto of 40|M, LLC (“Buyer’s Broker”) is representing Buyer as its broker, and is entitled to a commission or other fees payable by Buyer pursuant to a separate written agreement between Buyer and Buyer’s Broker. Buyer agrees to indemnify and hold Seller harmless from any other such claim arising by, through or under Buyer, and Seller agrees to indemnify and hold Buyer harmless from any other such claim arising by, through or under Seller.

12.2       Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be sent: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) by delivery in person, or (iv) by electronic mail in PDF format or its equivalent. All notices shall be addressed to the parties at the addresses specified below. Any notice which a party may or is required to give may be authored and/or given by that party’s attorney with such notice having the same force and effect as if given by the party itself. For purposes of this Section 12.2, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

As to Seller:

First Real Estate Investment Trust of New Jersey, Inc.

Attention: Robert S. Hekemian, Jr., Allan Tubin, William Oliver
and Irene D’Andrea

505 Main Street, Suite 400

Hackensack, NJ 07601

Email: robert@hekemian.com

allan@hekemian.com

william@hekemian.com

irene@hekemian.com

With a copy to Seller’s Counsel:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, Maryland 21202

Attention: Ted Millspaugh, Esq. and Shannon Byrne, Esq.

Telephone: (202) 344-4596

(925) 699-3498

Email: tmillspaugh@venable.com

sabyrne@venable.com

and

Giordano Halleran & Ciesla

Attention: John A. Aiello, Esq.

125 Half Mile Road, Suite 300

Red Bank, New Jersey 07701

Telephone: (732) 741-3900

Email: jaiello@ghclaw.com

As to Buyer:	Regency Centers Acquisition, LLC Attention: Barry Argalas One Independent Drive, Suite 114 Jacksonville, FL 32202-5019 Telephone: 904/598-7464 Email: barryargalas@regencycenters.com
With a copy to Buyer’s Counsel:	Burr & Forman LLP Attention: John R. (B.J.) Ibach, Esq. 50 North Laura Street, Suite 3000 Jacksonville, FL 32202 Telephone: 904/232-7225 Email: Bibach@burr.com
With a copy to Escrow Agent: (if required)	First American Title Insurance Company Attn: Alison Hodges 400 International Parkway, Suite 380 Lake Mary, FL 32746 Telephone: 407-710-4426 Email: ahodges@firstam.com

Any such notice or demand so secured, shall constitute proper notice hereunder upon delivery to the United States Postal Service or to such overnight courier (in the case of notice pursuant to subsection (i) or (ii) above) or upon receipt provided that such receipt occurs on or before 5:00 p.m. local time on a business day; otherwise, such notice shall be deemed to have been given on the next succeeding business day.

12.3       Headings. The titles and headings of the various sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

12.4       Validity. If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and every other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.5       Attorneys’ Fees. In the event of any dispute, litigation or other proceeding between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereunder, the unsuccessful party to such dispute, litigation or other proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred at trial, on appeal, and in any arbitration, administrative or other proceedings, all of which may be included in and as a part of the judgment rendered in such litigation. Any indemnity provisions herein shall include indemnification for such costs and fees. This section shall survive the Closing or a prior termination hereof.

12.6       Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT, PROVIDED THAT IF ANY DATE UPON WHICH SOME ACTION, NOTICE OR RESPONSE IS REQUIRED OF ANY PARTY HEREUNDER OCCURS ON A WEEKEND OR NATIONAL HOLIDAY, SUCH ACTION, NOTICE OR RESPONSE SHALL NOT BE REQUIRED UNTIL THE NEXT SUCCEEDING BUSINESS DAY.

12.7       Governing Law. This Agreement shall be governed by the laws of the State of New Jersey.

12.8       Gender; Plural; Singular; Terms. A reference in this Agreement to any gender, masculine, feminine or neuter, shall be deemed a reference to the other, and the singular shall be deemed to include the plural and vice versa, unless the context otherwise requires. The terms “herein,” “hereof,” “hereunder,” and other words of a similar nature mean and refer to this Agreement as a whole and not merely to the specified section or clause in which the respective word appears unless expressly so stated.

12.9       Exhibits. All exhibits attached hereto are incorporated herein by reference to the same extent as though such exhibits were included in the body of this Agreement verbatim.

12.10       Counterparts, Further Instruments, Etc. This Agreement may be executed in counterparts, and when so executed shall be deemed executed as one agreement. Seller and Buyer shall execute any and all documents and perform any and all acts reasonably necessary to fully implement this Agreement.

12.11       No Recording. Neither this Agreement nor any memorandum notice or short form hereof shall be recorded.

12.12       Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. Buyer may assign, in whole or in part, any of its rights or obligations under this Agreement, including the right to purchase any Property, to one or more affiliates, and Buyer may delegate at the Closing the right to receive the Deed for the Property to one or more of its affiliates, provided Buyer shall notify Seller in writing of any proposed assignment or designation and provide a copy of the proposed assignment. Such assignment or designation shall not release Buyer from its obligations under this Agreement. For purposes of this Section 12.12, “affiliate” shall mean any entity controlled by or under common control with, or which controls Buyer (the term “control” for these purposes means that Buyer has an equity or management position in any such assignee). No third parties, including any brokers or creditors, shall be beneficiaries hereof or entitled to any rights or benefits hereunder.

12.13       Entire Agreement. This Agreement, together with the exhibits attached hereto, supersedes all prior agreements between the parties as to the Property, if any, and constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or otherwise changed in any manner except by a writing executed by Buyer and Seller or their respective counsel identified herein.

12.14       Facsimile or .pdf. Signatures to this Agreement transmitted by telecopy or email (.pdf) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement.

12.15       Confidentiality. Buyer and Seller agree to maintain the confidentiality of the terms and conditions of this Agreement, and the transactions contemplated hereunder, and neither shall disclose any such information without the consent of the other party, except as otherwise expressly provided for herein or as may be required by applicable law or for those disclosures reasonably necessary to be made to the Title Company, surveyors, vendors, Tenants, investors, attorneys, accountants, lenders, engineers, agents and other consultants reasonably necessary to consummate the transactions contemplated hereby, or as otherwise required by law. Prior to Closing, neither party shall release a press release regarding the transactions contemplated by this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, Seller and Buyer shall be permitted to issue press releases and/or other disclosures required under federal securities laws without Buyer’s prior written consent. The provisions of this Section 12.15 shall survive the termination of this Agreement.

12.16       Business Day. As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the state of New York, New Jersey, and Boston shall be permitted or required to close.

12.17       Escrow Agent. By their execution and delivery of this Agreement, the Buyer and Seller acknowledge and confirm that under certain circumstances deposits (including the funds subject to this Agreement) may not be insured or fully insured by the Federal Deposit Insurance Corporation (“FDIC”). Each party has made its own analysis of FDIC insurance regulations affecting, or potentially affecting, the funds subject to this Agreement and is not relying upon any advice from the Escrow Agent as to FDIC matters. The Buyer and Seller understand and agree that Escrow Agent is holding the escrow funds as agent and that the funds are not trust funds. Simultaneously with final disbursement of the escrow funds pursuant to this Agreement, Escrow Agent shall be released of all liability and responsibility under this Agreement. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine. Escrow Agent may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof, has been duly authorized to do so. The Escrow Agent undertakes and agrees to perform only such duties as expressly set forth herein. The duty of the Escrow Agent hereunder shall be limited to the safe keeping of the escrow funds and the disposition of same in accordance with the provisions hereof. The Escrow Agent shall have the right, but not the obligation, to require a written statement signed by the Buyer and Seller confirming satisfaction of all conditions precedent to disbursement of funds hereunder and authorizing disbursement of said funds, together with accrued interest, if any. All notices to or from Escrow Agent shall be in writing. The Buyer and Seller hereby release Escrow Agent from any losses incurred with respect to funds deposited hereunder by reason of the absence of or insufficiency of FDIC insurance with respect to such funds. The Buyer and Seller acknowledge that Escrow Agent has entered into this Agreement at their specific request and, in order to induce Escrow Agent to accept said escrow, do hereby agree to indemnify and hold Escrow Agent harmless from all loss, cost and expense, including reasonable attorneys’ fees and court costs, which it may suffer or incur as a result of acting as Escrow Agent under this Agreement, including, without limitation, claims arising with respect to the absence or insufficiency of FDIC insurance for funds subject to this Agreement. In the event of any dispute as to the disbursement of escrow funds or any claim thereto by any party or person, Escrow Agent shall have the right to bring a suit in interpleader in the Circuit Court for Duval County, Florida naming the parties to this Agreement and any other parties as may be appropriate in the opinion of Escrow Agent. The Buyer and Seller shall indemnify and hold harmless Escrow Agent from all costs, including attorneys’ fees, in connection with such interpleader action. Upon the filing of said suit and deposit of the balance of escrow funds in the registry of the Court, Escrow Agent shall have the right to withdraw from said suit, and all obligations of Escrow Agent shall cease and terminate.

12.18      New Jersey Flood Risk Disclosure. Disclosures are made by Seller for the Property pursuant to the New Jersey Flood Risk Notification Law (P.L. 2023, c.93) on Exhibit 12.19. Such disclosures are provided to comply with state law, for informational purposes only and do not create any contingency or representation, warranty or obligation of Seller.

12.19       New Jersey Bulk Sales. No later than ten (10) business days prior to Closing, Buyer shall file with the New Jersey Division of Taxation (the “Division”) a separate Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) for the Property, together with an executed copy of this Agreement.  Buyer shall provide Seller with copies of each filing with the Division for Seller’s review and approval prior to submitting each Form C-9600 with the Division. In the event that, prior to the Closing, the Division issues one or more notices requiring that any funds be withheld from the Purchase Price at Closing (each, an “Escrow Notice”), the party receiving the Escrow Notice shall promptly deliver a copy of same to the other party and the amount set forth in the most recent Escrow Notice shall be withheld from the Purchase Price at Closing and delivered to Escrow Agent (the “Bulk Sale Escrow Agent”), to be held in escrow pursuant to the instructions of the Escrow Notice, and pursuant to a mutually satisfactory escrow agreement to be signed at Closing by Seller, Buyer and the Bulk Sale Escrow Agent (the “Bulk Sale Escrow”).  Thereafter, as and when the Division issues a demand for payment of some or all of the Bulk Sale Escrow (a “Demand for Payment”), the party receiving the Demand for Payment shall promptly deliver a copy of same to the other party and the Bulk Sale Escrow Agent, and the Bulk Sale Escrow Agent shall promptly pay and disburse such amount to the Division from the Bulk Sale Escrow in accordance with the instructions set forth in the Demand for Payment.  Upon receipt of a tax clearance letter issued by the Division confirming that there is no further requirement to hold the Bulk Sale Escrow (the “Tax Clearance Letter”), the party receiving the Tax Clearance Letter shall promptly deliver a copy of same to the other party and the Bulk Sale Escrow Agent, and the Bulk Sale Escrow Agent shall promptly release any remaining balance of the Bulk Sales Escrow to Seller.  The obligations of the parties hereto and the Bulk Sale Escrow Agent under this Paragraph shall survive the Closing.

12.20       Joinder. Concurrently with the execution of this Agreement, Regency Centers Corporation, a Florida corporation (“Joinder Party”), has executed and delivered that certain Joinder attached to, and immediately following the signature pages of, this Agreement (the “Joinder”). Joinder Party has joined in this Agreement solely for the purposes of, guarantying Buyer’s indemnity obligations under this Agreement, including, but not limited, to those indemnity obligations that survive Closing and/or termination of this Agreement, as more particularly set forth in the Joinder. Joinder Party shall be deemed a party to this Agreement solely to the extent of the obligations expressly set forth in the Joinder.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“BUYER”

REGENCY CENTERS ACQUISITION, LLC, a Florida limited liability company

By:	Regency Centers, L.P., a Delaware limited
partnership
Its:	Manager

	By:	Regency Centers Corporation, a
Florida corporation
	Its:	General Partner

By:
		Name:	Barry Argalas
		Title:	Managing Director,
National Transactions

Date of Execution:

“SELLER”

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC., a Maryland corporation

By:	/s/ Robert S. Hekemian, Jr.
Name:	Robert S. Hekemian, Jr.
Title:	President and Chief Executive Officer

Date of Execution:	April 8, 2026

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“BUYER”

REGENCY CENTERS ACQUISITION, LLC, a Florida limited liability company

By:	Regency Centers, L.P., a Delaware limited
partnership
Its:	Manager

	By:	Regency Centers Corporation, a
Florida corporation
	Its:	General Partner

		By:	/s/ Barry Argalas
		Name:	Barry Argalas
		Title:	Managing Director,
National Transactions

Date of Execution:

“SELLER”

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC., a Maryland corporation

By:
Name:
Title:

Date of Execution:

JOINDER

In consideration of Seller’s execution of the foregoing Agreement, the sufficiency of which consideration is hereby acknowledged, Regency Centers Corporation, a Florida corporation (“Joinder Party”) joins in the execution of this Agreement for the sole purpose of guarantying Buyer’s indemnity obligations under this Agreement, including, but not limited, to those indemnity obligations that survive Closing and/or termination of this Agreement. This Joinder (and the obligations hereunder) shall survive the Closing and/or the termination of this Agreement until all survival periods related to Buyer have expired (and thereafter in the event any claim for which Joinder Party is obligated under this Joinder is made by Buyer in connection with this Agreement, until the final resolution of such claim, and the payment on account of such claim, if any). Joinder Party acknowledges that: a. Buyer would not execute this Agreement but for the agreement of Joinder Party to the terms of this Joinder; and b. Joinder Party will directly and substantially benefit from the transaction described in this Agreement.

By:	/s/ Barry Argalas
Name:	Barry Argalas
Title:	Managing Director

JOINDER OF ESCROW AGENT

2.       Duties. Escrow Agent joins herein for the purpose of agreeing to comply with the terms hereof insofar as they apply to Escrow Agent. Escrow Agent shall receive and hold the Earnest Money Deposit in trust, to be disposed of in accordance with the provisions of this joinder and the foregoing Agreement. The Earnest Money Deposit shall be invested by Escrow Agent in an interest bearing account at a national bank having assets in excess of one billion dollars.

3.       Indemnity. Escrow Agent shall not be liable to any party except for claims resulting from the negligence or willful misconduct of Escrow Agent. If the escrow is the subject of any controversy or litigation, the parties to the Agreement shall jointly and severally indemnify and hold Escrow Agent harmless from and against any and all loss, cost, damage, liability or expense, including costs of reasonable attorneys’ fees to which Escrow Agent may be put or which Escrow Agent may incur by reason of or in connection with such controversy or litigation, except to the extent it is determined that such controversy or litigation resulted from Escrow Agent’s negligence or willful misconduct. If the indemnity amounts payable hereunder result from the fault of Buyer or Seller (or their respective agents), the party at fault shall pay and hold the other party harmless against such amounts.

4.       Conflicting Demands. If conflicting demands are made upon Escrow Agent or if Escrow Agent is uncertain with respect to the escrow, the parties to the Agreement expressly agree that Escrow Agent shall have the absolute right to do either or both of the following: (i) withhold and stop all proceedings in performance of this escrow and await settlement of the controversy by final appropriate legal proceedings or otherwise as it may require; or (ii) file suit for declaratory relief and/or interpleader and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights between themselves. Upon the filing of any such declaratory relief or interpleader suit and tender of the Earnest Money Deposit to the court, Escrow Agent shall thereupon be fully released and discharged from any and all obligations to further perform the duties or obligations imposed upon it. Buyer and Seller agree to respond promptly in writing to any request by Escrow Agent for clarification, consent or instructions. Any action proposed to be taken by Escrow Agent for which approval of Buyer and/or Seller is requested shall be considered approved by the particular party if Escrow Agent does not receive written notice of disapproval within five (5) business days after a written request for approval is received by the party whose approval is being requested. Escrow Agent shall not be required to take any action for which approval of Buyer and/or Seller has been sought unless such approval has been received. No notice by Buyer or Seller to Escrow Agent of disapproval of a proposed action shall affect the right of Escrow Agent to take any action as to which such approval is not required.

5.       Tax Identification. Seller and Buyer shall provide to Escrow Agent appropriate Federal tax identification numbers.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Alison Hodges
Its Authorized Agent

Date:	April 8, 2026
“Escrow Agent”